EXHIBIT 10.37

June 4, 2018

Barry Langer
New York, NY

Dear Barry:

I am very pleased to offer the following terms and conditions of your employment and compensation with Vornado Realty Trust (“Vornado”) effective as of January 1, 2018 (the “Effective Date”). Unless otherwise defined below, capitalized terms shall have the meanings assigned such terms in Schedule A attached hereto.

1.     Position. You will continue to be Executive Vice President - Head of Development of Vornado, and be responsible for such duties and responsibilities commensurate with your position that are assigned to you. You will report to Vornado’s President of the New York Division, or such other person(s) as the Chief Executive Officer of Vornado directs.

2.    Term. Vornado will employ you, and you agree to continue to be employed by Vornado, upon the terms and conditions provided herein, for a term (the “Initial Term”) commencing upon the Effective Date and expiring on December 31, 2018. The Initial Term shall be automatically extended for additional successive periods of twelve (12) month renewal terms (each a “Renewal Term”) unless either Vornado or you provides notice to the other of its (or your) intent not to renew the Initial Term or the then current Renewal Term (as applicable) at least sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term (as applicable). The Initial Term and any Renewal Terms are referred to herein as the “Term”.

3.    Annual Base Salary/ Bonus/Equity. Your annual base salary is increased effective as of the Effective Date to $1,000,000, and will be subject to review and increase (but not decrease) annually thereafter (commencing January 1, 2019). Your annual cash bonus for 2018 and thereafter will be no less than $300,000. We will recommend to the Compensation Committee that you be awarded equity awards each year during the Term under the Vornado Realty Trust 2010 Omnibus Share Plan or any successor plan (the “Omnibus Share Plan”) having a combined notional value of not less than $450,000. Equity awards will be granted in accordance with Vornado policy as in effect from time to time (current policy is a mix of 50% Restricted LTIP Units and 50% Appreciation Only LTIP Units).

4.    Special One-Time Equity Award. You recently received a one-time award of Restricted LTIP Units under the Omnibus Share Plan having a notional value of $500,000. Subject to paragraph 5 below, these LTIP Units are subject to 4-year “cliff” vesting, provided, however, that vesting of such LTIP Units will be accelerated pursuant to paragraph 5 below or in the event that you separate from service with Vornado due to death, Disability, Involuntary Termination or resignation following a Change in Control of Vornado. Except as set forth herein, our standard form of Restricted LTIP Unit Agreement will apply to this one-time award of LTIP Units.

5. Accelerated Vesting of Equity Awards. Notwithstanding anything contained herein or in any equity award agreement to the contrary, in the event that you separate from service with Vornado as a result of an Involuntary Termination or due to death or Disability, or in the event that you resign from employment (whether or not for Good Reason) following a Change in Control of Vornado, all outstanding equity awards which you then hold, including the LTIP Units referenced in paragraph 4 above or future LTIP Units, as well as other equity awards previously granted to you or which may in the future be granted to you, shall thereupon become fully vested. For avoidance of doubt, any such separation from service shall be considered to be a “Qualified Termination” for purposes of any Outperformance Plan Award Agreement between you and Vornado or other award agreement between you and Vornado using such term or a substantially similar term.

6.    Severance. In the event that you separate from service with Vornado as a result of an Involuntary Termination, you will, subject to your execution of Vornado’s standard form of separation and release agreement (which shall be in a commercially reasonable form) and compliance with the terms and conditions of paragraphs 7 and 8, receive the following:

    (a)    You will be paid, as severance, an amount equal to two times the sum of (i) your then annual base salary, and (ii) the average of your two most recent annual cash bonuses. Payment of this severance will be made in a single sum. The payment will be made with the first pay period coincident with or next following the effectiveness of such separation and release agreement, provided that if the review and any revocation period with respect to the separation and release agreement spans two taxable years, the payment will be made with the later of the first pay period beginning in the second of such taxable years or the first pay period after the separation and release agreement becomes effective. You will not be eligible for severance under any other Vornado severance plan or policy.

    (b)    If you elect continued group coverage pursuant to COBRA, Vornado will waive (or reimburse you on a monthly basis for) the cost of such coverage to the extent that such cost exceeds the cost that Vornado charges active employees for similar coverage, until the earlier of (i) the completion of eighteen (18) months of COBRA coverage, (ii) the date that you become covered under another group health plan, or (iii) the date that your COBRA coverage otherwise terminates. Vornado may modify its obligation to provide such benefit to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it under the Patient Protection and Affordable Care Act of 2010, as amended, provided that it does so in a manner that to the extent possible, as determined by Vornado in its reasonable discretion, preserves the economic benefit and original intent of such benefit but does not cause such a penalty or excise tax.

    (c)    To the extent that you are covered by Company-provided life insurance as of your date of termination, Vornado will continue such coverage in effect for 24 months following your date of termination to the same extent as such coverage is provided to similarly-situated active executives of Vornado, subject to the terms and conditions of such insurance.

7.    Restrictive Covenants.

(a)     For and in consideration of the payments and benefits set forth in this letter, you agree that you will not, without the prior written consent of Vornado, during your employment and for a period of one (1) year immediately following your termination of employment for any reason (the “Restriction Period”) engage, anywhere in the States of New York, New Jersey and Connecticut, in any way, directly or indirectly, in the commercial real estate business; provided that the foregoing will not restrict you from having a passive ownership interest of less than five percent (5%) in any entity or from having a passive ownership interest (regardless of ownership percentage) in any entity that does not compete, directly or indirectly, with Vornado.

(b)     You hereby covenant and agree that, at all times during the Restriction Period, you will not pursue or attempt to develop or to direct to any other entity any project which Vornado or any of its Affiliates is or was pursuing, developing or attempting to develop during the period of your employment or interfere or otherwise compete with any activities of Vornado which you are or were actively involved in on behalf of Vornado or any of its Affiliates.

(c)     You hereby covenant and agree that, at all times during the Restriction Period, you will not (i) assist any other person or firm in counseling, advising, encouraging or soliciting any person that within one (1) year immediately prior to your separation from service with Vornado was, a tenant of Vornado or any of its Affiliates (a “Tenant”) to terminate its lease with Vornado or any of its Affiliates, (ii) contact any Tenant or induce or attempt to induce or otherwise counsel, advise, encourage or solicit any Tenant to terminate its lease with Vornado or any of its Affiliates, or (iii) employ or seek to employ any person who is or was employed by Vornado or any of its Affiliates within one (1) year immediately prior to your separation from service with Vornado, or otherwise encourage or entice such person to leave such employment.

(d)     You acknowledge that the restrictions, prohibitions and other provisions of this letter agreement are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Vornado and its Affiliates and are a material inducement to Vornado to enter into this letter agreement. It is the intention of you and Vornado that the restrictions contained in this paragraph 7 be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable.

(e)     Should you engage in or perform, or threaten to engage in or perform, either directly or indirectly, any of the acts prohibited by this paragraph 7 or paragraph 8 below, it is agreed that Vornado shall be entitled to immediately withhold any payments or benefits to be made to you under this letter agreement and shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining you and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to Vornado shall not be deemed to limit or prevent the exercise by Vornado of any or all further rights and remedies which may be available to Vornado hereunder or at law or in equity.

(f)    You agree not to make any defamatory, disparaging or derogatory statements (whether to an individual, entity, business enterprise, media or otherwise) concerning Vornado or any of its Affiliates; provided, however, that nothing contained herein shall preclude you from exercising any protected right afforded you under applicable law.

(g)    The covenants and restrictions set forth in this paragraph 7 are in addition to, rather than in substitution of, any other similar covenants or restrictions you may be subject to under law or pursuant to any other agreement between you and Vornado or any of its Affiliates, including without limitation any plan, policy or arrangement of Vornado or any of its Affiliates.

8.    Confidentiality. You agree that:

(a) While working for Vornado, you will develop, acquire, have access to and/or otherwise have knowledge of Confidential Company Information.

(b) Confidential Company Information is and will continue to be the sole and exclusive property of Vornado;

(c) You will use Confidential Company Information only in the performance of your duties for Vornado and its Affiliates. Except in the performance of your duties for Vornado and its Affiliates, you will not use Confidential Company Information at any time (during or after your employment with Vornado) for your personal benefit, for the benefit of any other person, or in any manner adverse to the interests of Vornado, its Affiliates or their respective tenants or customers.

(d) You will not disclose Confidential Company Information at any time (during or after your employment with Vornado) except (x) as such disclosure may be required or appropriate in connection with your service to Vornado and/or its Affiliates, or (y) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information. You agree to provide Vornado advance written notice of any disclosure pursuant to clause (y) of the preceding sentence and to cooperate with any efforts by Vornado to limit the extent of such disclosure. Notwithstanding the foregoing or anything else contained herein to the contrary, this letter agreement shall not preclude you from disclosing Confidential Company Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit you from exercising any protected right afforded you under applicable law.

(e) You will safeguard Confidential Company Information by all reasonable steps and abide by all policies and procedures of Vornado, its Affiliates and their respective tenants and customers in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Company Information, in whatever medium or format that Confidential Company Information takes;

(f) You will execute and abide by all confidentiality agreements that Vornado reasonably requests you to sign or abide by, whether those agreements are for the benefit of Vornado, its Affiliates or an actual or a potential tenant or customer thereof; and

(g) When your employment relationship with Vornado ends, you will immediately return to Vornado all materials containing and/or relating to Confidential Company Information and, except as Vornado may, in its sole discretion, expressly permit in writing, all equipment provided to you by Vornado during your employment, including without limitation all computers, laptops, cellular telephones, printers, facsimile machines and scanners. You shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of Vornado, its Affiliates or their respective tenants or customers or their respective affiliates.

(h)    The covenants and restrictions set forth in this paragraph 8 are in addition to, rather than in substitution of, any other similar covenants or restrictions you may be subject to under law or pursuant to any other agreement between you and Vornado or any of its Affiliates, including without limitation any plan, policy or arrangement of Vornado or any of its Affiliates.

9.    Section 409A.

(a)     This letter agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits considered “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) upon or following a termination of employment unless such termination is also a “separation from service” (as determined applying the default presumptions under Treasury Regulation Section 1.409A-1(h)(1)) and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In no event whatsoever shall Vornado be liable for any additional tax, interest or penalty that may be imposed on you under Section 409A.

(b)     Notwithstanding anything in this letter agreement to the contrary, if a payment obligation arises on account of your separation from service while you are a “specified employee” as described in Section 409A, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first (1st) business day of the seventh (7th) month following the date of your separation from service, or, if earlier, within fifteen (15) days after the appointment of a personal representative or executor of your estate following your death.

10.    Tax Withholding. All payments to you hereunder shall be subject to such tax withholding obligations as may be required by law.

11. Code Section 280G. If any amounts or benefits provided for in this letter agreement, when aggregated with any other payments or benefits payable or provided to you (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of paragraph 7 that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph 11, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. To the extent any reduction in Total Payments is required by this paragraph, such reduction shall occur to the payments and benefits in the order that results in the greatest economic present value of all payments and benefits actually made to you.

12.    Governing Law. This letter agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

13.    Survival. The respective obligations of, and benefits afforded to, you and Vornado as provided in this letter agreement shall survive the termination of your employment with Vornado.

14.    Successors: Binding Agreement. This letter agreement shall be binding upon and shall inure to the benefit of you, your heirs, executors, administrators, beneficiaries and assigns and shall be binding upon and shall inure to the benefit of Vornado and its successors and assigns.

15.    Entire Agreement.    This letter represents the entire agreement between you and Vornado with respect to the subject matter hereof and, except as provided by paragraphs 7(g) or 8(h) hereof, supersedes all prior written or oral understandings relating to these matters, including the letter from me to you dated February 16, 2018 addressing the subject matter hereof.

[Signature Page Follows]

To accept these terms, please countersign this letter below and return to me by June 22, 2018. This letter will be deemed withdrawn if you do not return it to me by that date.

Regards,

/S/ Joseph Macnow

Joseph Macnow,
Executive Vice President
Chief Financial Officer
Chief Administrative Officer

AGREED AND ACCEPTED:

/S/ Barry Langer
Name: Barry Langer
Date:

SCHEDULE A

DEFINITIONS

The following terms shall have the assigned meanings:

“Affiliate” means, with respect to a person, a person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such person.

“Cause” means your (i) willful and continued failure to substantially perform your duties with Vornado (other than any such failure resulting from your incapacity due to physical or mental illness) which has not been cured within thirty (30) days after delivery to you of a written notice that identifies the manner in which Vornado believes that you have willfully failed to substantially perform your duties, (ii) willful misconduct which is economically injurious to Vornado or to any of its Affiliates, including, but not limited to, any breach of paragraphs 7 or 8 of this letter agreement, which has not been cured within thirty (30) days after delivery to you of a written notice that identifies the manner in which Vornado believes that you have willfully engaged in misconduct that has economically injured Vornado or an Affiliate, or (iii) the conviction of, or plea of guilty or nolo contendere to, a felony, (iv) habitual drug or alcohol abuse which materially impairs your ability to perform your duties, or (v) material breach of any Vornado policy.

“Change in Control of Vornado” means the occurrence of one of the following events:

(i)     individuals who, on the Effective Date constitute the Board of Trustees of Vornado (the “Incumbent Trustees”) cease for any reason to constitute at least a majority of the Board of Trustees (the “Board”), provided that any person becoming a trustee subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Trustees then on the Board (either by a specific vote or by approval of the proxy statement of Vornado in which such person is named as a nominee for trustee, without objection to such nomination) shall be an Incumbent Trustee; provided, however, that no individual initially elected or nominated as a trustee of Vornado as a result of an actual or threatened election contest with respect to trustees or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Trustee;

(ii)     any Person is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Vornado representing 30% or more of the combined voting power of Vornado’s then outstanding securities eligible to vote for the election of the Board (“Vornado Voting Securities”); provided, however, that an event described in this paragraph (ii) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) Vornado or any majority-owned subsidiary of Vornado (provided that this exclusion applies solely to the ownership levels of Vornado or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by Vornado or any such majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), (E) (a) any of the partners (as of the Effective Date) in Interstate Properties (“Interstate”) including immediate family members and family trusts or family-only partnerships and any charitable foundations of such partners (the “Interstate Partners”), (b) any entities the majority of the voting interests of which are beneficially owned by the Interstate Partners, or (c) any “group” (as described in Rule 13d-5(b)(i) under the Exchange Act) including the Interstate Partners (the persons in (a), (b) and (c) shall be individually and collectively referred to herein as, “Interstate Holders”);

(iii)     the consummation of a merger, consolidation, share exchange or similar form of transaction involving Vornado or any of its subsidiaries, or the sale of all or substantially all of Vornado’s assets (a “Business Transaction”), unless immediately following such Business Transaction (a) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring Vornado’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by the Interstate Holders or Vornado’s shareholders immediately prior to any such Business Transaction, and (b) no person (other than the persons set forth in clauses (A), (B), (C), or (F) of paragraph (ii) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a “Non-Qualifying Transaction”); or

(iv)     Board approval of a liquidation or dissolution of Vornado, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by Vornado’s shareholders in substantially the same proportions as such shareholders owned Vornado Voting Securities immediately prior to such liquidation and such ongoing entity assumes all existing obligations of Vornado to you under this letter agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Company Information” means all information, whether or not in writing, concerning business, business relationships or financial affairs of Vornado or its Affiliates which has not entered the public domain (other than by your failure to fully perform your obligations under this letter agreement), and includes (i) corporate information, including trade secrets, know-how, plans, strategies, methods, contracts, policies, resolutions, negotiations or litigation; (ii) marketing information, including development plans and opportunities, strategies, methods, tenant and customer identities or other information about customers or tenants, prospect identities or other information about prospects, or pricing policies, market analyses or projections; (iii) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (iv) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, diagrams, schematics, notes, data, inventions, improvements, concepts and ideas; and (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.

“Control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, or the power to appoint directors of such person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Disability” shall have the meaning given such term or such similar term as may be defined in Vornado’s long term disability plan; provided, that, if no such plan exists, such term shall have the meaning provided in Section 22(e)(3) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Good Reason” means, without your consent, (a) the assignment to you of duties materially and adversely inconsistent with your position or a material and adverse diminution in the nature of your duties, responsibilities or authority; (b) a reduction in your base salary and/or your minimum annual cash bonus and/or minimum annual Restricted LTIP/Appreciation Only LTIP Units award, as set forth in Paragraph 3 (excluding a reduction in base salary and/or minimum annual cash bonus of not more than ten percent (10%) in connection with an across-the-board reduction similarly affecting senior executives of Vornado); or (c) a relocation of your primary office location to a location that is more than 30 miles from its prior location.

“Involuntary Termination” means the termination of your employment by Vornado without Cause or your resignation of employment with Vornado for Good Reason. An Involuntary Termination shall include a termination of your employment with Vornado occurring upon expiration of the Term due to Vornado’s notice of non-renewal of the Term as set forth in paragraph 2 of the letter agreement.

“person” means a “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.